EXHIBIT 4.2

                               ION NETWORKS, INC.

                             1998 STOCK OPTION PLAN

                     1998 U.K. Sub-Plan/U.K. Approved Rules


In pursuance of its powers under the Ion Networks, Inc. 1998 Stock Option Plan (the "Plan"), the Board of Directors, or a duly appointed committee of the Board of Directors (the "Committee") of Ion Networks, Inc. (the "Company") has adopted these rules (the "UK Rules") for the purposes of operating the Plan with regard to such options ("Options") which the UK Rules are expressed to extend at the time when the Option is granted. Unless the context requires otherwise, all expressions used in the UK Rules have the same meaning as the Plan. The Plan, as supplemented by the UK Rules, is referred to hereinafter as the "Sub-Plan". For the avoidance of doubt, the terms of the Plan (insofar as they have not been disapplied by Rule p of the UK Rules) shall form part of the Sub-Plan.

         (a) The shares over which Options may be granted under the Sub-Plan form part of the ordinary share capital (as defined in Section 832(1) Income and Corporation Taxes Act 1988) ("ICTA 1988") of the Company and must at all times, including the time of grant and the time of exercise, comply with the terms of the Plan and comply with the requirements of paragraphs 10 to 14 Schedule 9 ICTA 1988.

         (b) The companies participating in this Sub-Plan are the Company and all companies controlled by the Company within the meaning of Section 840 ICTA 1988 ("Subsidiaries").

         (c) The shares of Common Stock to be acquired on exercise of the Option in accordance with the terms of the Sub-Plan will be:

                  (i)      fully paid up;

                  (ii)     not redeemable;

                  (iii) not subject to any restrictions other than restrictions which attach to all shares of the same class. For the purpose of this clause, the term "restrictions" includes restrictions which are deemed to attach to the shares under any contract, agreement, arrangement or condition as referred to in paragraph 13 Schedule 9 ICTA 1988.

         (d) An Option granted under this Sub-Plan shall not be exercisable for more than ten years after the date of grant.


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         (e)      To the extent any restrictions or contingencies have been
                  imposed by the Committee under the provisions contained in Paragraph 3 of the Plan, these restrictions or contingencies shall:

                  (i) be objective and set out in full at the time of grant in the stock option contract referred to at Paragraph 11 of the Plan;

                  (ii) be such that rights to exercise such Option after the fulfillment or attainment of any restrictions or contingencies so specified shall not be dependent on the further discretion of any person; and

                  (iii) not be capable of amendment, variation or waiver unless an event occurs which causes the Committee reasonably to consider that waived, varied or amended restrictions or contingencies would be a fairer measure of performance and would be no more difficult to satisfy.

         (f) No Option will be granted to an employee or director under this Sub-Plan, or where an Option has previously been granted, no Option shall be exercised by an optionholder if at that time he has, or any time within the preceding 12 months has had, a material interest for the purposes of Schedule 9 ICTA 1988 in either the Company being a close company (within the meaning of Chapter I of Part XI of ICTA 1988) or in a company being a close company which has control (within the meaning of Section 840 ICTA 1988) of the Company or in a company being a close company and a member of a consortium (as defined in Section 187(7) ICTA 1988) which owns the Company. In determining whether a company is a close company for this purpose, Section 414(1)(a) ICTA 1988 (exclusion of companies not resident in the United Kingdom) and Section 415 of ICTA 1988 (exclusion of certain companies with listed shares) shall be disregarded.

         (g) Notwithstanding any provision of the Plan, no Option will be granted to an employee or director under this Sub-Plan in relation to which the exercise price is manifestly less than the fair market value (as defined in Section 187(2) ICTA 1988) of the Company's Common Stock on the date of grant of the Option. The exercise price shall be stated at the date of grant of the Option and determined in accordance with Paragraph 5 of the Plan, save that the exercise price of an Option granted under the Sub-Plan shall be not less than one hundred percent (100%) of the fair market value of the stock on the date of grant, and shall be agreed in advance with the Shares Valuation Division of the Inland Revenue or otherwise determined with the agreement of the Shares Valuation Division.

         (h) Notwithstanding Paragraph 7 of the Plan, settlement of the exercise price may not be in the form of previously acquired shares of Common Stock and payment of the amount due on exercise may not be made in installments.

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         (i)      Any alteration or amendment to this Sub-Plan shall not have effect unless approved by the Board of Inland Revenue. The Company undertakes to provide details thereof to the Board of Inland Revenue without delay for this purpose.

         (j) Notwithstanding Paragraph 11 of the Plan, any material alteration of the standard form of stock option agreement shall not have effect unless approved by the Board of Inland Revenue.

         (k) No adjustment pursuant to Paragraph 12 of the Plan shall be made to any Option which has been granted under the Sub-Plan unless such adjustment would be permitted under the Plan and is a variation in the share capital of which the scheme shares form part under paragraph 29 Schedule 9 ICTA 1988. Where so permitted, no such adjustment shall take effect until the approval of the Board of Inland Revenue shall have been obtained thereto.

         (l) For the avoidance of doubt it is stated that the Company is the grantor as defined in paragraph 1(1) Schedule 9 ICTA 1988.

         (m) Any Option granted to an employee or director under this Sub-Plan shall be limited to take effect so that immediately following such grant, the aggregate market value (determined at the time prescribed by paragraph 28 Schedule 9 ICTA 1988 and calculated in accordance with the provisions of the said
                  Schedule 9) of shares of Common Stock which the optionholder can acquire under this Sub-Plan and any other scheme or schemes, not being a savings-related share option scheme, approved under the said Schedule 9 and established by the grantor or by any associated company (as defined in Section 416 ICTA 1988) of the grantor (and not exercised), shall not exceed(pound)30,000 or such other sum as may be prescribed from time to time by paragraph 28 Schedule 9 ICTA 1988, provided always that this limit shall not exceed the limitations set out in the Plan.

         (n) An Option will only be granted under this Sub-Plan to an employee (other than one who is a director) or a full-time director of the Company or a subsidiary participating in this Sub-Plan. For this purpose, a full-time director is one who is employed by the Company required to work at least 25 hours a week excluding meal-times in the business of the Company or its Subsidiaries. For the avoidance of doubt an Option will not be granted under this Sub-Plan to a consultant or director who is not an employee of the Company or any of its Subsidiaries, and all references in the Plan to Options granted to consultants shall be disregarded.

         (o) The Company shall, not later than 30 days after the actual receipt of the written notice of exercise of an Option given in accordance with the provisions of the Plan, together with the payment of the aggregate exercise price in respect of the shares of Common

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                  Stock to be issued or transferred pursuant to the exercise of an Option, allot and issue credited as fully paid or transfer to the Optionee and cause to be registered in his name the number of shares of Common Stock specified in the written notice.

         (p) The following shall not form part of and shall therefore be disregarded for the purposes of the Sub-Plan:

                  (i) in Paragraph 3 of the Plan, the words "the fair market value of a share of Common Stock; whether and under what conditions to restrict the sale or other disposition of the shares of Common Stock acquired upon the exercise of an Option and if so whether and under what circumstances to waive such restriction; whether to accelerate the date of exercise of any option or installment; whether shares of Common Stock may be issued upon the exercise of an option as partly paid, and, if so, the dates when future installments of the exercise price shall become due and the amounts of such installment; and with the consent of the optionee, to cancel or modify an option, provided that the modified provision is permitted to be included in an Option granted under the terms of the Plan";

                  (ii) in the first paragraph of Paragraph 7, the parenthetical that reads, "or the amount due on exercise if the applicable Contract permits installment payments" and the language from "(b)" to the end of that paragraph; and

                  (iii) all references in the Plan to "Incentive Stock Options" or "Non-Qualified Stock Options."

         (q) This Sub-Plan shall not become effective in any manner until and unless a closing occurs in connection with that certain Share Purchase Agreement dated as of August 17, 1998, as amended, by and among the Company, SolCom Systems Limited ("SolCom") and certain shareholders and shareholders' representatives of SolCom.


                                 ADOPTED ON BEHALF OF THE COMPANY:




                                 By: /s/  Stephen B. Gray
                                     ------------------------------------------
                                          Stephen B. Gray
                                          President and Chief Executive Officer



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